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                                                                      EXHIBIT 12

                  NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

                              COMPUTATION OF RATIOS

                                          1998             1997           1996
                                          ----             ----           ----
                                            (In thousands, except for ratios)
A. Current Assets                        $44,153         $42,021         $41,529
B. Current Liabilities                    10,211          11,885          12,853
   Current Ratio
   (Line A / Line B)                     4.3 to 1        3.5 to 1        3.2 to 1

C. Sales                                 $50,269         $53,302         $49,088
D. Receivables                            14,760          13,937          13,759

   Ratio (Line C / Line D)               3.4 to 1        3.8 to 1        3.6 to 1

E. Total Current
   Liabilities                           $10,211         $11,885         $12,853
F. Long Term Debt                         18,644          13,313          14,150
G. Deferred Income Taxes                     875             828             742
H. Total Liabilities                      29,730          26,026          27,745
I. Equity                                 28,833          31,218          29,574

   Ratio (Line H / Line I)               1.0 to 1        .8 to 1         .9 to 1


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